Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Third Quarter 2023 Results

MURFREESBORO, Tenn. – (November 7, 2023) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three and nine months ended September 30, 2023.

Financial Results and Recent Events

•Net income attributable to common stockholders per diluted common share for the three months ended September 30, 2023 was $0.68 compared to $0.78 during the same period in the prior year. Net income attributable to common stockholders per diluted common share for the nine months ended September 30, 2023 was $2.39 compared to $1.43 during the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended September 30, 2023 was $1.08 compared to $1.04 during the same period in the prior year. NAREIT FFO per diluted common share for the nine months ended September 30, 2023 was $3.30 compared to $2.81 during the same period in the prior year.

•Normalized FFO per diluted common share for the three months ended September 30, 2023 was $1.08 compared to $1.06 during the same period in the prior year. Normalized FFO per diluted common share for the nine months ended September 30, 2023 was $3.24 compared to $3.43 during the same period in the prior year.

•Normalized FAD for the three months ended September 30, 2023 was $48.2 million compared to $47.4 million during the same period in the prior year. Normalized FAD for the nine months ended September 30, 2023 was $140.5 million compared to $156.1 million during the same period in the prior year.

•Net income attributable to common stockholders, NAREIT FFO, Normalized FFO and Normalized FAD for the three and nine months ended September 30, 2023 included approximately $2.3 million and $3.5 million in the repayment of previously deferred rent and related interest. These metrics for the third quarter of 2023 also included approximately $1.0 million in discrete payments from two senior housing operators on the cash basis of accounting.

•NHI is revising its 2023 annual guidance range for Normalized FFO per share to $4.28 - $4.31 from $4.31 - $4.35 and is revising Normalized FAD to a range of $186.0 million - $187.6 million from $185.0 million - $186.8 million. The revised Normalized FFO and Normalized FAD guidance reflect, among other items, increased expectations for cash lease revenue and interest income; lower general, administrative and legal expenses; and lower franchise, excise and other taxes. The revised Normalized FFO guidance reflects lower net income attributable to common stockholders including, among other items, a reduction in straight-line revenue due to the acceleration of contractual rents collected related to prior deferrals and an increase in the Company’s credit loss reserve expectations. A detailed schedule for the revised 2023 guidance range is included in this press release.

Results for the three months ended September 30, 2023 compared to the same period in the prior year were impacted by the following:

•Rental income recognized from the Company’s tenants, including the effects of straight-line lease revenue and property taxes and insurance on leased properties, increased $2.9 million primarily from an increase in pandemic-related rent

NHI Reports Third Quarter 2023 Results

November 7, 2023

repayments of approximately $2.0 million and new investments funded since September 2022. The amortization of lease incentives increased by $0.7 million primarily related to a $10.0 million lease incentive paid in February 2023;
•Interest income and other was approximately $0.6 million higher primarily due to new and existing loan fundings, net of paydowns on loans since the end of the third quarter of 2022;
•Net operating income (“NOI”) from the SHOP segment, comprised of revenues from resident fees and related services less operating expenses, totaled $2.3 million which is $0.5 million lower than the same period in the prior year;
•Interest expense increased by approximately $3.7 million primarily as the result of increased interest rates and borrowings on the unsecured revolving credit facility, offset by partial repayments of term loans;
•General and administrative expenses were approximately $0.3 million lower primarily due to decreased non-cash share-based compensation expense;
•Gains on sales of real estate, net were $0.7 million for the three months ended September 30, 2023, related to the disposition of one property in the third quarter of 2023. During the third quarter of 2022, we disposed of nine properties that resulted in gains of approximately $14.8 million;
•Loan and realty losses were $2.0 million for the three months ended September 30, 2023, primarily associated with real estate impairment charges on one property in the third quarter of 2023 totaling $1.2 million and an increase in the expected credit loss reserve of $1.0 million. During the third quarter of 2022, seven real estate properties were impaired resulting in a total of $9.5 million in impairment charges, offset by a decrease in the credit loss reserve of approximately $1.0 million.
Eric Mendelsohn, NHI President and CEO, stated, “Our third quarter results exceeded our expectations driven by strong rent collections, record deferral repayments of $2.3 million, discrete payments of $1.0 million from two cash-basis accounting tenants, and no unexpected rent concessions. Our EBITDARM coverage ratios improved across every asset class and largest operators, including Bickford at 1.45x. Our SHOP NOI margins also continued to expand driven by quarterly occupancy growth of 350 basis points from the second quarter of 2023.”

Mr. Mendelsohn continued, “The senior housing industry continues to recover, and we are experiencing greater stability across our Real Estate Investment and SHOP segments as occupancy rebuilds and labor pressures become more manageable. While we anticipate that a limited number of our operators may continue to require some financial assistance in the short term, we are gaining confidence that the improving business fundamentals have the industry well-positioned for several years of above average growth.”

Mr.Mendelsohn concluded, “While the recent surge in interest rates is having an impact on deal activity, NHI continues to be in great financial health with leverage at a comfortable 4.4x so we are very well positioned to accelerate external growth as opportunities become more attractive.”

Portfolio Activity

•On September 21, 2023, NHI amended a mezzanine loan with Capital Funding Group, Inc. Pursuant to the terms of the agreement, the loan increased from its balance at June 30, 2023 of $8.1 million to $25.0 million. The interest rate on the loan was increased to 10% and the maturity extended to December 31, 2028.

•NHI and Discovery Senior Living are currently in negotiation to amend 1) the triple-net master lease on a portfolio of six senior housing properties held in a consolidated real estate partnership owned by both parties and 2) two single property leases. The current negotiation would result in a delay of the contractual escalation under the master lease for the consolidated real estate partnership that was scheduled for November 1, 2023 and a temporary reduction in rents due under the two single-property leases.

•During the fourth quarter of 2023, NHI sold three ALFs located in Florida for combined consideration of approximately $5.4 million in cash, net of transaction costs plus $1.6 million of seller financing on one of the transactions. The properties were classified in assets held for sale on the Condensed Consolidated Balance Sheet as of September 30, 2023, with an aggregate book value of $5.9 million. Prior impairment charges recognized on the properties totaled $1.3 million.

NHI Reports Third Quarter 2023 Results

November 7, 2023

•During the third quarter of 2023, NHI sold one property with a net book value of approximately $2.3 million for net proceeds of approximately $2.9 million. The following table represents the real estate property dispositions within the Company’s Real Estate Investments reportable segment through September 30, 2023 ($ in thousands):

Operator	Date	Properties	Asset Class	Net Proceeds	Net Real Estate Investment	Gain	Impairment[2]
BAKA Enterprises, LLC[1,3]	Q1 2023	1	ALC	$7,478	$7,505	$—	$(27)
Bickford Senior Living[1]	Q1 2023	1	ALC	2,553	1,421	1,132	—
Chancellor Senior Living[1,3]	Q2 2023	1	ALC	2,355	1,977	378	—
Milestone Retirement[1,3,4]	Q2 2023	2	ALC	3,803	3,934		(131)
Chancellor Senior Living[1,3]	Q2 2023	1	ALC	7,633	6,140	1,493	—
Milestone Retirement[1,3,4]	Q2 2023	1	ALC	1,602	1,452	150	—
Chancellor Senior Living	Q2 2023	1	ALC	23,724	14,476	9,248	—
Chancellor Senior Living[1,3]	Q3 2023	1	ALC	2,923	2,292	631	—
				$52,071	$39,197	$13,032	$(158)

1 Assets were previously classified as “Assets held for sale” in the Consolidated Balance Sheet at December 31, 2022.
2 Impairments are included in “Loan and realty losses (gains)” in the Condensed Consolidated Statements of Income for the three and nine months ended September 30, 2023.
3 Total impairment charges previously recognized on these properties were $16.4 million.
4 The Company provided aggregate financing of approximately $0.7 million, net of discounts, on these transactions in the form of notes receivable.

Balance Sheet and Liquidity
As of September 30, 2023, the Company had $1.1 billion in net debt including $205.0 million outstanding on its $700.0 million revolving credit facility. At October 31, 2023, NHI had $194.0 million outstanding under the $700.0 million revolving credit facility and approximately $21.4 million in cash and cash equivalents. The Company has $500.0 million available under the at-the-market program.

In November 2023, $50.0 million of private placement notes due November 2023 were repaid primarily with proceeds from the revolving credit facility.

NHI continues to maintain a strong financial profile and reported that net debt to adjusted EBITDA was 4.4x which is within the Company’s target range of 4.0x – 5.0x. NHI is in compliance with all debt covenants and has investment grade credit ratings from Moody’s, S&P Global, and Fitch Ratings.

Occupancy
The following table summarizes the average portfolio occupancy for Senior Living Communities (“SLC”), Bickford and SHOP for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new tenants or disposed.

	Properties	Sep-23	Aug-23	Jul-23	Jun-23	May-23	Apr-23	Mar-23
SLC Same-Store	9	82.1%	81.6%	81.9%	81.7%	81.9%	83.0%	83.0%
SLC	10	81.3%	80.7%	81.1%	80.9%	81.1%	82.3%	82.1%
Bickford Same-Store[1]	38	84.8%	83.7%	83.0%	82.4%	81.5%	80.9%	81.2%
Bickford[2]	39	85.2%	84.1%	83.3%	82.7%	81.9%	81.2%	81.5%
SHOP	15	81.2%	78.6%	77.2%	75.6%	75.4%	75.4%	75.2%

NHI Reports Third Quarter 2023 Results

November 7, 2023

	Properties	Feb-23	Jan-23	Dec-22	Nov-22	Oct-22	Sep-22	Aug-22	Jul-22
SLC Same-Store	9	83.4%	84.0%	83.9%	83.6%	83.1%	83.0%	83.5%	83.4%
SLC	10	82.7%	83.3%	83.4%	83.3%	82.8%	82.9%	83.4%	83.4%
Bickford Same-Store[1]	38	80.9%	81.8%	83.0%	83.8%	83.9%	84.7%	84.8%	85.4%
Bickford[2]	39	81.2%	82.2%	83.3%	84.2%	84.2%	84.8%	84.4%	84.8%
SHOP	15	75.1%	75.4%	75.5%	75.8%	76.0%	76.6%	76.9%	77.2%

1Prior periods restated for the sale of an assisted living community in Iowa.
2 Includes a 64-unit community in Chesapeake, Virginia as of May 2022 on which NHI exercised a purchase option in the first quarter of 2023.

Assets Held for Sale & Impairments of Real Estate
At September 30, 2023, four properties in NHI’s Real Estate Investments reportable segment, with an aggregate net real estate balance of $10.9 million, were classified as assets held for sale on the Condensed Consolidated Balance Sheet. Rental income associated with assets held for sale totaled $0.6 million and $1.9 million for the three and nine months ended September 30, 2023, respectively, and $0.6 million and $1.6 million for the three and nine months ending September 30, 2022, respectively. Subsequent to the end of the third quarter of 2023 and as previously noted, NHI completed the sale of three properties that were classified as held for sale with an aggregate book value of $5.9 million.

During the three months ended September 30, 2023, NHI recorded impairment charges of approximately $1.2 million for one property in our Real Estate Investments segment. During the nine months ended September 30, 2023, NHI recorded impairment charges of approximately $1.6 million for four properties in their Real Estate Investments segment, of which $0.5 million relates to three properties either sold or classified as assets held for sale. The impairment charges are included in “Loan and realty losses” in the Condensed Consolidated Statements of Income.

2023 Guidance

The Company’s guidance range for the full year 2023, with underlying assumptions and timing of certain transactions, is set forth below:

NHI Reports Third Quarter 2023 Results

November 7, 2023

	2023 Guidance Range
(in millions except per share amounts)	Low	High
Net income attributable to common stockholders	$138.4	$140.0

Adjustments to NAREIT Funds From Operations (FFO)
Depreciation (net)[1]	68.7	68.7
Gains on sales (net) and impairments of real estate	(19.0)	(19.2)
NAREIT FFO	188.1	189.5
Adjustments to Normalized FFO (NFFO)
Non-cash deferred rent recognition and other	(2.5)	(2.5)
NFFO	185.6	187.0

Adjustments to Funds Available for Distribution (FAD)
Straight-line revenue (net)[1] and lease incentive amortizations	(4.8)	(4.8)
Equity method investment adjustments	(1.5)	(1.5)
Equity method investment non-refundable fees received	1.2	1.3
Non-cash share-based compensation	4.5	4.5
SHOP[1] and equity method investment recurring capital expenditures	(2.4)	(2.3)
Other [2]	3.4	3.4
FAD	$186.0	$187.6

Weighted average diluted common shares	43.4	43.4
NAREIT FFO per diluted common share	$4.33	$4.37
NFFO per diluted common share	$4.28	$4.31

[1]Net of amounts attributable to non-controlling interests
[2]Includes changes in CECL reserves and amortizations associated with debt facilities

NHI’s 2023 annual guidance includes the following assumptions:
•Continued rent concessions, asset dispositions and loan repayments throughout 2023;
•Continued fulfillment of existing commitments;
•Continued collection of deferred rents in line with recent trailing three quarter cash deferred rent collection experience; and
•No incremental benefit from unidentified acquisitions.

In addition to the assumptions listed above, NHI’s guidance range is based on several other assumptions, many of which are outside the Company’s control and all of which are subject to change. The guidance range may change if actual results vary from these assumptions.

Investor Conference Call and Webcast
NHI will host a conference call on Wednesday, November 8, 2023, at 11:00 a.m. ET, to discuss third quarter results. The number to call for this interactive teleconference is (800) 909-4195, with the confirmation number 22027900. The live broadcast of NHI’s third quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale, leasebacks, joint-ventures, senior housing operating partnerships, and mortgage and mezzanine financing of need-driven and

NHI Reports Third Quarter 2023 Results

November 7, 2023

discretionary senior housing and medical investments. NHI’s portfolio consists of independent living, assisted living and memory care communities, entrance-fee retirement communities, skilled nursing facilities, and specialty hospitals. For more information, visit www.nhireit.com.

Reconciliation of FFO, Normalized FFO and Normalized FAD
($ in thousands, except share and per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income attributable to common stockholders	$29,327	$34,468	$103,570	$64,540
Elimination of certain non-cash items in net income:
Real estate depreciation	17,380	17,467	52,507	53,511
Real estate depreciation related to noncontrolling interests	(396)	(394)	(1,187)	(998)
Gains on sales of real estate, net	(737)	(14,840)	(13,500)	(28,342)
Impairments of real estate	1,173	9,526	1,642	38,271
NAREIT FFO attributable to common stockholders	46,747	46,227	143,032	126,982
(Gain) loss on operations transfer, net	—	(19)	(20)	710
Portfolio transition costs, net of noncontrolling interests	—	—	—	329
Gain on note receivable payoff	—	—	—	(1,113)
Loss on early retirement of debt	—	—	73	151
Non-cash write-offs of straight-line receivable and lease incentives	—	1,001	—	28,403
Non-cash rental income	—	—	(2,500)	—
Normalized FFO attributable to common stockholders	46,747	47,209	140,585	155,462
Non-cash lease revenue adjustments, net	(433)	(3,384)	(4,463)	(9,745)
Non-real estate depreciation, net	122	62	322	62
Amortization of debt issuance costs and discounts, net	720	609	1,930	1,860
Adjustments related to equity method investments, net	(429)	(169)	(1,137)	(1,154)
Recurring capital expenditures, net	(644)	(235)	(1,458)	(575)
Equity method investment non-refundable entrance fees	435	418	890	884
Note receivable credit loss expense	786	1,803	85	1,680
Non-cash share-based compensation	866	1,065	3,740	7,576
Normalized FAD attributable to common stockholders	$48,170	$47,378	$140,494	$156,050

BASIC
Weighted average common shares outstanding	43,388,841	44,339,975	43,388,779	45,236,696
NAREIT FFO attributable to common stockholders per share	$1.08	$1.04	$3.30	$2.81
Normalized FFO attributable to common stockholders per share	$1.08	$1.06	$3.24	$3.44

DILUTED
Weighted average common shares outstanding	43,388,841	44,402,582	43,389,675	45,261,123
NAREIT FFO attributable to common stockholders per share	$1.08	$1.04	$3.30	$2.81
Normalized FFO attributable to common stockholders per share	$1.08	$1.06	$3.24	$3.43

The following table reconciles NOI to net income, the most directly comparable GAAP metric ($ in thousands):

NHI Reports Third Quarter 2023 Results

November 7, 2023

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
NOI Reconciliations:	2023	2022	2023	2022
Net income	$29,033	$34,229	$102,662	$63,941
Other non-operating income	(202)	—	(202)	—
Gains from equity method investment	—	—	—	(569)
Loss on early retirement of debt	—	—	73	151
Gain on note receivable payoff	—	—	—	(1,113)
(Gain) loss on operations transfer, net	—	(19)	(20)	710
Gains on sales of real estate, net	(737)	(14,840)	(13,500)	(28,342)
Loan and realty losses	1,959	11,329	1,727	39,951
General and administrative	4,430	4,744	14,390	17,893
Franchise, excise and other taxes	2	225	443	694
Legal	67	88	364	2,254
Interest	15,086	11,412	43,308	32,472
Depreciation	17,515	17,533	52,862	53,577
Consolidated NOI	$67,153	$64,701	$202,107	$181,619
NOI by segment:
Real Estate Investments	$64,684	$61,856	$195,494	$175,744
SHOP	2,322	2,774	6,335	5,653
Non-Segment/Corporate	147	71	278	222
Total NOI	$67,153	$64,701	$202,107	$181,619

See Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports Third Quarter 2023 Results

November 7, 2023

Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO and Normalized Funds Available for Distribution (“FAD”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation, senior housing portfolio capital expenditures as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

Net Operating Income

Net operating income (“NOI”) is a U.S. non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of our properties at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and to assess the property level performance of our properties.

NHI Reports Third Quarter 2023 Results

November 7, 2023

Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(unaudited)
Revenues:
Rental income	$62,255	$59,394	$188,505	$163,935
Resident fees and services	12,367	12,013	35,860	24,005
Interest income and other	5,484	4,891	16,005	19,584
	80,106	76,298	240,370	207,524
Expenses:
Depreciation	17,515	17,533	52,862	53,577
Interest	15,086	11,412	43,308	32,472
Senior housing operating expenses	10,045	9,239	29,525	18,352
Legal	67	88	364	2,254
Franchise, excise and other taxes	2	225	443	694
General and administrative	4,430	4,744	14,390	17,893
Taxes and insurance on leased properties	2,908	2,358	8,738	7,553
Loan and realty losses	1,959	11,329	1,727	39,951
	52,012	56,928	151,357	172,746
Gains on sales of real estate, net	737	14,840	13,500	28,342
Gain (loss) on operations transfer, net	—	19	20	(710)
Gain on note receivable payoff	—	—	—	1,113
Loss on early retirement of debt	—	—	(73)	(151)
Gains from equity method investment	—	—	—	569
Other non-operating income	202	—	202	—
Net income	29,033	34,229	102,662	63,941
Add: net loss attributable to noncontrolling interests	313	239	946	599
Net income attributable to stockholders	29,346	34,468	103,608	64,540
Less: net income attributable to unvested restricted stock awards	(19)	—	(38)	—
Net income attributable to common stockholders	$29,327	$34,468	$103,570	$64,540

Weighted average common shares outstanding:
Basic	43,388,841	44,339,975	43,388,779	45,236,696
Diluted	43,388,841	44,402,582	43,389,675	45,261,123

Earnings per common share - basic	$0.68	$0.78	$2.39	$1.43
Earnings per common share - diluted	$0.68	$0.78	$2.39	$1.43

NHI Reports Third Quarter 2023 Results

November 7, 2023

Selected Balance Sheet Data
($ in thousands)
	September 30, 2023	December 31, 2022
	(unaudited)

Real estate properties, net	$2,120,436	$2,118,210
Mortgage and other notes receivable, net	$242,960	$233,141
Cash and cash equivalents	$16,579	$19,291
Straight-line rent receivable	$83,549	$76,895
Assets held for sale, net	$10,875	$43,302
Other assets, net	$24,691	$16,585
Debt	$1,144,438	$1,147,511
National Health Investors Stockholders' Equity	$1,260,111	$1,270,225

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “should”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, “projects”, “likely” and other similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the impact of COVID-19 on our tenants, borrowers, economy and the Company; our ability to retain our management team and other personnel and attract suitable replacements should any such personnel leave; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances;the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests;operational risks with respect to our senior housing operating portfolio (“SHOP”) structured communities; adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults, or non-performance by financial institutions; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; inflation and increased interest rates; risks related to our ability to maintain the privacy and security of Company information; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust and other risks which are described under the heading “Risk Factors” in Item 1A in our Form 10-K for the year ended December 31, 2022 and under the heading “Risk Factors” in Item 1A in our Form 10-Q for the quarter ended September 30, 2023. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk

NHI Reports Third Quarter 2023 Results

November 7, 2023

factors and other information in the above referenced Form 10-K and Form 10-Q. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.